HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 1 February 21, 2022	Exhibit 99.1

Contact:	Scott A. Roberts
Chief Financial Officer
(615) 301-3182
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FOURTH QUARTER & FULL-YEAR 2021 RESULTS

NASHVILLE, Tenn. (February 21, 2022)—HealthStream, Inc. (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the fourth quarter and full year ended December 31, 2021.

Fourth Quarter 2021

●	Our CEO contributed $2.4 million of his personally owned HealthStream stock to the Company in order to facilitate the grant of 86,494 shares of common stock to over 1,000 employees under our 2016 Omnibus Incentive Plan, which resulted in a corresponding $2.4 million charge for stock-based compensation and related expenses in the fourth quarter
●	Revenues of $64.3 million, up 4% from $61.8 million in the fourth quarter of 2020
●

Operating loss of $0.5 million, down from operating income of $1.1 million in the fourth quarter of 2020, which comparison was negatively impacted in the amount of $2.4 million by the charge in the fourth quarter of 2021 associated with the stock grant to employees referenced above

●

Net loss of $0.4 million, down from net income of $0.9 million in the fourth quarter of 2020, which comparison was negatively impacted in the amount of $1.9 million by the charge in the fourth quarter of 2021 associated with the stock grant to employees referenced above

●

Loss per share (EPS) of $0.01 per share (diluted), compared to income of $0.03 per share (diluted) in the fourth quarter of 2020, which was negatively impacted in the amount of $0.06 per share during the fourth quarter of 2021 associated with the stock grant to employees referenced above

●	Adjusted EBITDA[1] of $12.0 million, up 12% from $10.7 million in the fourth quarter of 2020
●	Authorized a share repurchase program to repurchase up to $20.0 million of outstanding shares of common stock on November 30, 2021, with shares valued at approximately $5.1 million purchased in the fourth quarter
●	Completed the acquisition of Rievent Technologies, LLC, a Virginia-based healthcare technology company, on December 1, 2021 for approximately $4.0 million in cash

Full-Year 2021

●	Revenues of $256.7 million, up 5% from $244.8 million in 2020
●	Operating income of $8.1 million, down 49% from $15.8 million in 2020
●	Net income of $5.8 million, down 59% from $14.1 million in 2020
●	Earnings per share (EPS) of $0.18 per share (diluted) in 2021, compared to $0.44 per share (diluted) in 2020
●	Adjusted EBITDA of $52.7 million, representing a Company record for full year adjusted EBITDA, up 15% from $46.0 million in 2020

2022 Event

●	Terry Allison Rappuhn joined Board of Directors on January 11, 2022

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe adjusted EBITDA provides useful information to investors is included later in this release.

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 2 February 21, 2022

Financial Results:

Fourth Quarter 2021 Compared to Fourth Quarter 2020

Revenues for the fourth quarter of 2021 increased by $2.5 million, or four percent, to $64.3 million, compared to $61.8 million for the fourth quarter of 2020.

Revenues from our Workforce Solutions segment were $50.9 million for the fourth quarter of 2021, compared to $49.7 million for the fourth quarter of 2020. The workforce segment achieved this year-over-year improvement while overcoming a $6.6 million decrease in revenues from the legacy resuscitation products. Other workforce revenues, including revenues from recent acquisitions, more than offset this decline in legacy resuscitation revenues. In addition, workforce revenues also benefitted from a $0.5 million increase in professional services revenues, primarily associated with recently acquired businesses.

Revenues from our Provider Solutions segment were $13.4 million for the fourth quarter of 2021, compared to $12.1 million for the fourth quarter of 2020. Revenue growth of $1.3 million was attributable to both subscription revenues in the amount of $0.8 million and professional services revenues in the amount of $0.5 million.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue as part of “fair value” accounting as defined by GAAP. During the fourth quarter of 2021, HealthStream reported a reduction of $0.4 million to revenue and operating income and a reduction of $0.3 million to net income, as a result of deferred revenue write-downs from recent acquisitions. During the fourth quarter of 2020, HealthStream reported a reduction of $0.9 million to revenue and operating income and a reduction of $0.7 million to net income as a result of deferred revenue write-downs from acquisitions.

As announced on December 29, 2021, Robert A. Frist, Jr. contributed 86,494 of his personally owned shares of common stock (a value at $2.2 million at the time of such grant) to the Company for the benefit of HealthStream employees, without any consideration paid to Mr. Frist. These shares were granted under the 2016 Omnibus Incentive Plan to over 1,000 of the Company's employees. These shares were not subject to any vesting conditions. Mr. Frist also contributed an additional 7,113 of his personally owned shares to cover the Company's costs associated with such grants, such as administrative expenses and employer payroll taxes. Together, these grants resulted in the Company recognizing approximately $2.2 million of stock-based compensation expense and $0.2 million for administrative expenses and payroll taxes in the fourth quarter of 2021. These transactions adversely impacted adjusted EBITDA in the amount of $0.2 million. Thanks to Mr. Frist's generous contribution of shares, all of HealthStream's employees at the time of such grant are now owners of the Company, further aligning our employees with the goal of creating shareholder value.

Operating loss was $0.5 million for the fourth quarter of 2021, down from income of $1.1 million for the fourth quarter of 2020. The decrease in operating income was primarily attributable to the $2.4 million of stock-based compensation and related expenses recognized in the fourth quarter of 2021 as a result of the stock gift from Mr. Frist to employees noted above and higher operating expenses and amortization, primarily associated with recently acquired businesses.

Net loss was $0.4 million in the fourth quarter of 2021, down from net income of $0.9 million in the fourth quarter of 2020, and EPS was a loss of $0.01 per share (diluted) in the fourth quarter of 2021, compared to income of $0.03 per share (diluted) for the fourth quarter of 2020. The decreases were driven by the $1.9 million, or $0.06 per share, of stock-based compensation and related expenses recognized in the fourth quarter of 2021 resulting from the stock gift from Mr. Frist to employees noted above.

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 3 February 21, 2022

Adjusted EBITDA was $12.0 million for the fourth quarter of 2021, up 12 percent from $10.7 million in the fourth quarter of 2020.

At December 31, 2021, the Company had cash and cash equivalents and marketable securities of $51.9 million. Capital expenditures incurred during the fourth quarter of 2021 were $6.6 million.

Full-Year 2021 Compared to Full-Year 2020

For 2021, revenues were $256.7 million, an increase of five percent from revenues of $244.8 million for 2020. Operating income for 2021 decreased by 49 percent to $8.1 million, compared to $15.8 million for 2020. Net income for 2021 was $5.8 million, compared to $14.1 million for 2020. Earnings per share were $0.18 per share (diluted) for 2021, compared to $0.44 per share (diluted) for 2020. Adjusted EBITDA increased by 15 percent to $52.7 million for 2021, representing a record adjusted EBITDA for the Company, compared to $46.0 million for 2020.

Other Business Updates

At December 31, 2021, we had approximately 5.04 million contracted subscriptions to hStream, our Platform-as-a-Service technology. hStream technology enables healthcare organizations and their respective workforces to easily connect to and gain value from the growing HealthStream ecosystem of applications, tools, and content.

On November 30, 2021, the Company’s Board of Directors authorized a share repurchase program to repurchase up to $20.0 million of outstanding shares of common stock. Pursuant to this authorization, the Company acquired shares valued at $5.1 million in the fourth quarter and may continue to make such purchases in the open market through privately negotiated transactions or otherwise, including under a Rule 10b5-1 plan. The share repurchase program will terminate on the earlier of November 29, 2022 or when the maximum dollar amount has been expended. The share repurchase program does not require the Company to acquire any amount of shares and may be suspended or discontinued at any time.

On December 1, 2021, the Company acquired substantially all of the assets of Rievent Technologies, LLC, a Virginia-based healthcare technology company offering a SaaS-based continuing education (CME/CE) management and delivery application, branded as Rievent, which supports publishers, professional associations, healthcare insurance companies, and healthcare providers. The consideration paid for Rievent consisted of approximately $4.0 million in cash, subject to customary purchase price adjustments.

Addition to Board of Directors

On January 11, 2022, we announced the addition of Terry Allison Rappuhn to the Company’s Board of Directors where she is serving as a member of its Audit Committee. Ms. Rappuhn has served on six public company boards with revenue ranging from $70 million to $5 billion, primarily among healthcare provider companies. She served as an audit committee member and financial expert for all six boards, while concurrently chairing four of those committees. She also served as the Chief Financial Officer for Quorum Health Group from 1999 to 2001. Along with Ms. Rappuhn’s executive-level financial expertise and leadership, she holds a CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors and Carnegie Mellon University.

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 4 February 21, 2022

Financial Outlook for 2022

The Company is providing guidance for 2022 for the measures set forth below, including adjusted EBITDA, a non-GAAP financial measure as defined later in this release. For a reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) for 2022, see the table included on page 10 of this release.

	Full Year 2022 Guidance
Revenue	Low		High
Workforce Solutions	$214.5	-	$218.0	million
Provider Solutions	53.0	-	55.0	million
Consolidated	$267.5	-	$273.0	million

Adjusted EBITDA[1]	$50.0	-	$53.5	million

Capital Expenditures	$26.0	-	$29.0	million

[1] Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net income (the most comparable GAAP measure) is included later in this release.

The Company’s guidance for 2022 as set forth above reflects the Company’s assumptions regarding, among other things, the COVID-19 pandemic as noted below and increased expenses in 2022 compared to 2021 associated with growth in staffing levels, lower employee turnover, and the resumption of employee travel. This consolidated guidance does not include the impact of any acquisitions that we may complete during 2022.

The Company’s financial guidance assumes that public health conditions associated with the pandemic and general economic conditions (including conditions impacting healthcare organizations) do not deteriorate during 2022.

Commenting on 2021 results, Robert A. Frist, Jr., Chief Executive Officer, HealthStream, said, "Last year we reached record levels of revenue and adjusted EBITDA, which is particularly remarkable given the previously discussed headwinds we had to overcome. With a cash and investments balance of $51.9 million and no debt, we are well positioned for growth in the coming year."

“I believe HealthStream’s operational metrics may be equally insightful indicants of our progress. Cumulatively, over five million subscriptions have been contracted for our hStream technology platform; approximately 400,000 American Red Cross certifications have been awarded through HealthStream; and just in the year 2021, approximately 3.2 new contracts per week for CredentialStream were signed. I, along with all of our employees—who are now also shareholders in the Company, am excited about 2022 and the opportunities we have to support the healthcare workforce with our innovative solutions.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Scott A. Roberts, Chief Financial Officer and Senior Vice President, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, February 22, 2022, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #2232968) for U.S. and Canadian callers and 404-537-3406 (conference ID #2232968) for international callers.

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 5 February 21, 2022

Use of Non-GAAP Financial Measures

This press release presents adjusted EBITDA, a non-GAAP financial measure used by management in analyzing the Company’s financial results and ongoing operational performance. In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses and before interest, income taxes, stock-based compensation, depreciation and amortization, changes in fair value of non-marketable equity investments, the de-recognition of non-cash expense resulting from the PTO expense reduction in the first quarter of 2021, and the resolution of a mutual disagreement related to various elements of a past partnership which resulted in a reduction to cost of sales in the first quarter of 2020 (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash and non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. We also believe that adjusted EBITDA is useful to many investors to assess the Company’s ongoing operating performance and to compare the Company's operating performance between periods. In addition, beginning in 2021, executive bonuses are based on the achievement of adjusted EBITDA targets.

As noted above, the definition of adjusted EBITDA includes an adjustment for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Following the completion of any acquisition by the Company, the Company must record the acquired deferred revenue at fair value as defined in GAAP, which may result in a write-down of deferred revenue. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business is deferred and is typically recognized over a one-to-two year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for acquired businesses provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods.

Adjusted EBITDA is a non-GAAP financial measures and should not be considered as measures of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, adjusted EBITDA is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and have limitations as an analytical tool.

This non-GAAP financial measure should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted EBITDA to net income (the most comparable GAAP measure), which is set forth below in this release.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 6 February 21, 2022

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues, net	$64,338	$61,818	$256,712	$244,826
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	22,979	22,736	91,033	89,332
Product development	11,454	8,815	41,659	32,305
Sales and marketing	10,745	9,010	39,457	35,297
Other general and administrative expenses	10,250	11,936	39,695	41,885
Depreciation and amortization	9,370	8,184	36,813	30,189
Total operating costs and expenses	64,798	60,681	248,657	229,008

Operating (loss) income	(460)	1,137	8,055	15,818

Other (loss) income, net	(39)	(1)	(289)	2,005

(Loss) income before income tax provision	(499)	1,136	7,766	17,823
Income tax (benefit) provision	(112)	213	1,921	3,732
Net (loss) income	$(387)	$923	$5,845	$14,091

Net (loss) income per share:
Basic	$(0.01)	$0.03	$0.19	$0.44
Diluted	$(0.01)	$0.03	$0.18	$0.44

Weighted average shares of common stock outstanding:
Basic	31,520	31,552	31,534	31,960
Diluted	31,520	31,594	31,618	31,989

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 7 February 21, 2022

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$46,905	$36,566
Marketable securities	5,041	9,928
Accounts and unbilled receivables, net	34,920	46,100
Prepaid and other current assets	19,979	22,131
Total current assets	106,845	114,725

Capitalized software development, net	32,412	26,631
Property and equipment, net	17,950	22,218
Operating lease right of use assets, net	25,168	28,081
Goodwill and intangible assets, net	271,706	279,155
Deferred tax assets	601	974
Deferred commissions	24,012	19,907
Other assets	8,059	8,622
Total assets	$486,753	$500,313

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$26,534	$38,266
Deferred revenue	73,816	81,176
Total current liabilities	100,350	119,442
Deferred tax liabilities	18,146	14,523
Deferred revenue, non-current	1,583	1,603
Operating lease liability, non-current	26,178	28,479
Other long-term liabilities	1,477	2,204
Total liabilities	147,734	166,251

Shareholders’ equity:
Common stock	270,791	271,784
Accumulated other comprehensive income	106	1
Retained earnings	68,122	62,277
Total shareholders’ equity	339,019	334,062
Total liabilities and shareholders' equity	$486,753	$500,313

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 8 February 21, 2022

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Year Ended
	December 31,	December 31,
	2021	2020
Operating activities:
Net income	$5,845	$14,091
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,813	30,189
Amortization of deferred commissions	9,169	8,768
Stock-based compensation	5,303	2,217
Deferred income taxes	1,539	4,295
Provision for credit losses	723	274
Loss on disposal of fixed assets	21	—
Loss on equity method investments	462	51
Non-cash paid time off expense	(1,011)	—
Non-cash royalty expense	—	(3,440)
Change in fair value of non-marketable equity investments	(279)	(1,181)
Other	184	347
Changes in assets and liabilities:
Accounts and unbilled receivables	10,344	(2,992)
Deferred commissions	(13,274)	(11,030)
Prepaid and other assets	2,240	(700)
Accounts payable, accrued and other liabilities	(8,101)	(3,548)
Deferred revenue	(7,593)	(1,467)
Net cash provided by operating activities	42,385	35,874

Investing activities:
Business combinations, net of cash acquired	(4,705)	(121,342)
Changes in marketable securities	4,708	30,992
Proceeds from sale of non-marketable equity investments	1,370	—
Payments to acquire non-marketable equity investments	(1,750)	(1,257)
Purchases of property and equipment	(3,417)	(1,988)
Payments associated with capitalized software development	(21,929)	(16,815)
Net cash used in investing activities	(25,723)	(110,410)

Financing activities:
Taxes paid related to net settlement of equity awards	(1,182)	(435)
Repurchases of common stock	(5,008)	(20,019)
Payment of cash dividends	(19)	(40)
Net cash used in financing activities	(6,209)	(20,494)

Effect of exchange rate changes on cash and cash equivalents	(114)	58
Net increase (decrease) in cash and cash equivalents	10,339	(94,972)
Cash and cash equivalents at beginning of period	36,566	131,538
Cash and cash equivalents at end of period	$46,905	$36,566

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 9 February 21, 2022

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

Operating Results Summary

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
GAAP net (loss) income	$(387)	$923	$5,845	$14,091
Deferred revenue write-down	383	919	4,040	1,274
Interest income	(15)	(74)	(80)	(993)
Interest expense	33	19	132	96
Income tax (benefit) provision	(112)	213	1,921	3,732
Stock-based compensation expense	3,043	553	5,303	2,218
Depreciation and amortization	9,370	8,184	36,813	30,189
Non-cash paid time off expense	—	—	(1,011)	—
Change in fair value of non-marketable equity investments	(279)	—	(279)	(1,181)
Non-cash royalty expense	—	—	—	(3,440)
Adjusted EBITDA	$12,036	$10,737	$52,684	$45,986

(1) This press release presents adjusted EBITDA, which is a non-GAAP financial measure used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 10 February 21, 2022

Reconciliation of GAAP to Non-GAAP Financial Measures

Financial Outlook for 2022

(In thousands)

(Unaudited)

	Low	High
Net income	$6,600	$8,600
Deferred revenue write-down	400	400
Interest income	(100)	(100)
Interest expense	100	100
Income tax provision	2,300	3,100
Stock-based compensation expense	3,500	3,700
Depreciation and amortization	37,200	37,700
Adjusted EBITDA	$50,000	$53,500

HealthStream Announces Fourth Quarter and Full-Year 2021 Results Page 11 February 21, 2022

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2022 as well as the anticipated impact of the COVID-19 pandemic on our financial results, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of developments related to the COVID-19 pandemic, including, without limitation, related to the length and severity of the pandemic; the timing, availability, effectiveness and acceptance of medical treatments and vaccines with respect to COVID-19 and associated levels of vaccination; the spread of potentially more contagious and/or virulent forms of the virus, including possible strains that may be resistant to currently available vaccines; the impact of the pandemic on general economic conditions, including with respect to inflationary pressures, competitive labor market conditions and supply chain shortages and disruptions, the impact of the pandemic on healthcare organizations; measures we are taking to respond to the pandemic; and the impact of governmental action and regulation in connection with the pandemic (including the CARES Act and other federal stimulus measures); as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021, the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2021, filed on October 28, 2021, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #